Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-85658, 333-87180, 333-102577, 333-107288, 333-110715, 333-110716, 333-116659, 333-124461, 333-128017, 333-134412, 333-134574, 333-138889, 333-138919, 333-145249 and 333-158542), and Form S-8 (Nos. 333-67392, 333-74032, 333-85402, 333-90530, 333-106996, 333-106994, 333-128937, 333-139878, 333-144258, 333-145893, 333-147242, 333-147585, 333-148573, 333-149264, 333-150793, 333-152362, 333-160279, 333-160280, 333-161373, 333-170842, 333-183063 and 333-183064) of Alere Inc. of our report dated March 1, 2013, except for Note 24 as to which the date is April 5, 2013, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

Boston, MA

April 5, 2013